Exhibit 99.1

FOSTER WHEELER LLC

Financial Statements
For the nine months ended September 26, 2003

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(In Thousands of Dollars)
(Unaudited)

	September 26, 2003	December 27, 2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$407,703	$344,305
Short-term investments	13,176	271
Accounts and notes receivable, net	509,141	628,602
Contracts in process and inventories	197,096	279,824
Prepaid, deferred and refundable income taxes	30,724	41,155
Prepaid expenses	34,423	36,071

Total current assets	1,192,263	1,330,228

Land, buildings and equipment	703,503	769,680
Less accumulated depreciation	362,107	361,861

Net book value	341,396	407,819

Restricted cash	49,271	84,793
Notes and accounts receivable - long-term	31,167	21,944
Investment and advances	89,826	88,523
Goodwill, net	50,746	50,214
Other intangible assets, net	71,428	72,668
Prepaid pension cost and related benefit assets	23,572	26,567
Asbestos-related insurance recovery receivable	497,030	534,045
Other assets	174,464	156,279
Deferred income taxes	76,217	69,578

TOTAL ASSETS	$2,597,380	$2,842,658

LIABILITIES AND MEMBER’S DEFICIT
CURRENT LIABILITIES:
Current installments on long-term debt	$28,087	$31,562
Bank loans	121	14,474
Accounts payable and accrued expenses	576,770	635,089
Estimated costs to complete long-term contracts	608,589	645,763
Advance payment by customers	69,774	82,658
Income taxes	54,317	64,576

Total current liabilities	1,337,658	1,474,122

Corporate and other debt less current installment	334,112	341,702
Special-purpose project debt less current installments	172,330	181,613
Capital lease obligations	61,089	58,237
Deferred income taxes	8,339	8,333
Pension, postretirement and other employee benefits	478,940	437,820
Asbestos-related liability	460,678	519,790
Other long-term liabilities and minority interest	123,058	109,373
Subordinated Robbins exit funding obligations less current installment	107,285	107,285
Notes payable to affiliates	210,000	210,000
Mandatory redeemable preferred securities of subsidiary trust holding
solely junior subordinated deferrable interest debentures	175,000	175,000
Commitments and contingencies	-	-

TOTAL LIABILITIES	3,468,489	3,623,275

MEMBER’S DEFICIT
Membership interest and contributed capital	242,613	242,490
Accumulated deficit	(729,642)	(653,669)
Accumulated other comprehensive loss	(384,080)	(369,438)

TOTAL MEMBER’S DEFICIT	(871,109)	(780,617)

TOTAL LIABILITIES AND MEMBER’S DEFICIT	$2,597,380	$2,842,658

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In Thousands of Dollars)
(Unaudited)

	Nine Months Ended

	September 26, 2003	September 27, 2002

		(Restated) (See Note 3)
Revenues:
Operating revenues	$2,592,903	$2,538,812
Other income	49,969	40,305

Total revenues and other income	2,642,872	2,579,117

Costs and expenses:
Cost of operating revenues	2,392,838	2,465,406
Selling, general and administrative expenses	145,106	165,808
Other deductions	85,552	126,053
Minority interest	5,096	4,371
Interest expense	57,131	48,785
Dividends on preferred security of subsidiary trust	13,443	12,315

Total costs and expenses	2,699,166	2,822,738

Loss before income taxes	(56,294)	(243,621)
Provision for income taxes	19,679	18,879

Net loss prior to cumulative effect of a
change in accounting principle	(75,973)	(262,500)
Cumulative effect on prior years (to December 28, 2001)
of a change in accounting principle for goodwill, net
of $0 tax	-	(150,500)

Net loss	(75,973)	(413,000)

Other comprehensive earnings/(loss):
Foreign currency translation adjustment	(1,131)	11,252
Change in unrealized losses on derivative instruments,
net of tax	-	(1,679)
Reclassification of unrealized gain on derivative
instruments to earnings	-	(2,155)
Minimum pension liability adjustment,
net of $0 tax benefit	(13,511)	-

Comprehensive loss	$(90,615)	$(405,582)

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands of Dollars)
(Unaudited)

	Nine Months Ended

	September 26, 2003	September 27, 2002

		(Restated, See Note 3)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(75,973)	$(413,000)
Adjustments to reconcile net earnings to cash flows from
operating activities:
Cumulative effect of a change in accounting principle	-	150,500
Provision for impairment loss	15,100	13,400
Depreciation and amortization	27,121	33,035
Deferred tax	(4,375)	1,588
(Gain)/loss on sale of assets	(16,206)	50,800
Claims write downs and related contract provisions	-	70,600
Contract reserves and receivable provisions	34,700	66,800
Dividends on Preferred Trust securities	13,443	12,315
Equity earnings, net of dividends	(2,884)	(309)
Other	(7,238)	3,499
Changes in assets and liabilities:
Receivables	107,165	174,523
Contracts in process and inventories	11,213	15,426
Accounts payable and accrued expenses	(50,324)	(107,811)
Estimated costs to complete long-term contracts	(56,539)	126,768
Advance payments by customers	(17,233)	9,231
Income taxes	1,007	2,052
Other assets and liabilities	2,682	8,709

NET CASH (USED)/PROVIDED BY OPERATING ACTIVITIES	(18,341)	218,126

CASH FLOWS FROM INVESTING ACTIVITIES
Change in restricted cash	39,581	(78,719)
Capital expenditures	(10,972)	(46,377)
Proceeds from sale of assets	80,290	2,071
Decrease in investments and advances	-	(3,462)
(Increase)/decrease in short-term investments	(7,361)	5

NET CASH PROVIDED/(USED) BY INVESTING ACTIVITIES	101,538	(126,482)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions to minority shareholder	(2,879)	(2,061)
Increase/(decrease) in short-term debt	(14,826)	8,706
Proceeds from long-term debt	-	69,244
Proceeds from lease financing obligation	-	44,900
Repayment of long-term debt	(20,266)	(8,715)

NET CASH (USED)/PROVIDED BY FINANCING ACTIVITIES	(37,971)	112,074

Effect of exchange rate changes on cash and cash equivalents	18,172	14,988

INCREASE IN CASH AND CASH EQUIVALENTS	63,398	218,706
Cash and cash equivalents at beginning of year	344,305	224,020

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$407,703	$442,726

Cash paid during period:
Interest (net of amount capitalized)	$41,203	$27,190

Income taxes	$7,261	$11,291

See notes to condensed consolidated financial statements.

FOSTER WHEELER LLC AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(In Thousands of Dollars)
(Unaudited)

1.	Nature of Operations and Relationship to Foster Wheeler Ltd. and Subsidiaries

Foster Wheeler LLC was formed on February 9, 2001 as a Delaware Limited Liability Company. Pursuant to a reorganization, which occurred on May 25, 2001, Foster Wheeler Corporation was merged into Foster Wheeler LLC and the assets (primarily investments in subsidiaries which design, engineer and construct petroleum, chemical, petrochemical and alternative fuel facilities and related infrastructures and design, manufacture and erect steam generating and auxiliary equipment for power stations and industrial markets worldwide) and liabilities of Foster Wheeler Corporation were recorded by Foster Wheeler LLC at historical cost. The Company is a wholly owned subsidiary of Foreign Holdings Ltd. who, in turn, is a wholly owned subsidiary of Foster Wheeler Ltd. Foster Wheeler LLC is a holding company which owns the stock of substantially all subsidiary companies in the Foster Wheeler group. The terms “Foster Wheeler” or the “Company”, as used herein, include Foster Wheeler LLC and its direct and indirect subsidiaries.

The business of the Company falls within two business groups. The Engineering and Construction Group (the “E&C Group”) designs, engineers, and constructs petroleum processing facilities (upstream and downstream), chemical, petrochemical, pharmaceutical and natural gas liquefaction (LNG) facilities, and related infrastructure, including power generation and distribution facilities, production terminals, pollution control equipment and water treatment facilities. The E&C Group provides direct technical and management services, and purchases equipment, materials and services from third party vendors and subcontractors. The group has industry leading technology in delayed coking, solvent de-asphalting and hydrogen production. The E&C Group also provides a broad range of environmental remediation services, together with related technical, design and regulatory services. The Energy Group designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial markets worldwide. Steam generating equipment includes a full range of fluidized bed and conventional boilers firing coal, oil, gas, biomass and municipal solid waste, waste wood, and low-Btu gases. Auxiliary equipment includes feedwater heaters, steam condensers, heat-recovery equipment and low-NOx burners. Site services related to these products encompass full plant construction, maintenance engineering, plant upgrading and life extension and plant repowering. The Energy Group also provides research analysis and experimental work in fluid dynamics, heat transfer, combustion and fuel technology, materials engineering and solids mechanics. In addition, the Energy Group builds, owns and operates cogeneration, independent power production and resource recovery facilities, as well as facilities for the process and petrochemical industries. The Energy Group generates revenues from construction and operating activities pursuant to long-term sale of project outputs (i.e., electricity contracts), operating and maintenance agreements and from returns on its equity positions.

2.	Going Concern

The accompanying condensed consolidated financial statements are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company may not, however, be able to continue as a going concern. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Company’s ability to return to profitability, to continue to generate cash flows from operations, asset sales and collections of receivables to fund its obligations including those resulting from asbestos related liabilities, as well as the Company maintaining credit facilities and bonding capacity adequate to conduct its business. The Company has incurred significant losses in each of the years in the two-year period ended December 27, 2002 and in the nine months ended September 26, 2003, and has a member deficit of $871,100 at

September 26, 2003. The Company has substantial debt obligations and during 2002 it was unable to comply with certain debt covenants under the previous revolving credit agreement. The Company received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. In November 2002, the credit facilities were amended to provide covenant relief of up to $180,000 of gross pre-tax charges recorded in the third quarter of 2002 and also to provide that up to an additional $63,000 in pre-tax charges related to specific contingencies could be excluded from the covenant calculation through December 2003, if incurred. In March 2003 the Senior Credit Facility was again amended to provide further covenant relief by modifying certain definitions of financial measures utilized in the calculation of the financial covenants and the minimum earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and senior debt ratio. The credit facilities were also amended in July 2003 to provide waivers of the applicable sections of the Senior Credit Facility to permit the exchange offers described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. There is no assurance the Company will be able to comply with the terms of the Senior Credit Facility, as amended, and other debt agreements during 2003 and 2004.

The Company’s U.S. operations are cash flow negative and are expected to continue to generate negative cash flow due to a number of factors including the litigation and settlement of asbestos related claims, costs related to the Company’s indebtedness, obligations to fund U.S. pension obligations, and other expenses related to corporate overhead. As of September 26, 2003, the Company had aggregate indebtedness of approximately $1,100,000, which must be funded primarily from distributions from subsidiaries. As of September 26, 2003, the Company had cash and cash equivalents on hand, short-term investments, and restricted cash totaling $470,200 compared to $429,000 as of December 27, 2002. Of the $470,200 total at September 26, 2003, approximately $407,100 was held by foreign subsidiaries. The Company requires cash distributions from its non-U.S. subsidiaries in the normal course of its operations to meet its U.S. operations minimum working capital needs. The Company’s current 2003 forecast assumes cash repatriations from its non-U.S. subsidiaries from royalties, management fees, inter-company loans, debt service on inter-company loans, and dividends, of approximately $95,000. As of September 26, 2003, the Company had repatriated $55,700 from its non-U.S. subsidiaries.

There can be no assurance that the balance will be repatriated as there are significant legal and contractual restrictions on the Company’s ability to repatriate funds from its non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities, and for other general corporate purposes. Such amounts are well in excess of the $49,300 classified as restricted cash in the accompanying condensed consolidated balance sheet. In addition, certain of the Company’s non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory minimum capitalization requirements in their jurisdictions of organization that restrict the amount of funds that such subsidiaries may distribute. Distributions in excess of these specified amounts would violate the terms of the agreements or applicable law, which could result in civil or criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, the Company may not be able to repatriate and utilize funds held by its non-U.S. subsidiaries or future earnings of those subsidiaries in sufficient amounts to fund its working capital requirements, to repay debt, or to satisfy other obligations of its U.S. operations, which could limit the Company’s ability to continue as a going concern.

Management updates its forecasts of U.S. liquidity on a weekly basis. These forecasts include, among other analyses, cash flow forecasts, which include cash on hand, cash flows from operations, cash repatriated from non-U.S. subsidiaries, asset sales, collections of receivables and claims recoveries, and working capital needs. Commercial operations under a contract retained by the Company in the Foster Wheeler Environmental Corporation asset sale that were to commence in the fourth quarter of 2003, have been delayed. This change in timing will delay receipt of a material amount of domestic cash until early 2004. Management initiated a plan to increase the U.S. cash flow in the fourth quarter of 2003 and currently forecasts that sufficient cash will be available to fund the Company’s U.S. working capital needs throughout the forecast period, through 2004. There can be no assurance that the cash amounts realized and/or timing of the cash flows will match the Company’s forecast.

As part of its debt restructuring plan, the Company and some of its subsidiaries filed a registration statement on Form S-4 under the Securities Act of 1933 with the Securities and Exchange Commission (“SEC”) on July 15, 2003 relating to an offer to exchange preferred shares of a wholly-owned subsidiary of the Company in exchange for all of the existing Preferred Trust Securities issued by FW Preferred Capital Trust I. The S-4 is currently under review by the SEC.

The Company also expects to make an exchange offer to the holders of its Convertible Subordinated Notes and holders of the bonds supported by the Robbins Facility exit funding agreement of preferred shares of a newly formed subsidiary that would hold substantially all of the subsidiaries and assets of the Company’s engineering and construction business. The planned restructuring contemplates the sale of assets, including the potential sale of one or more of the Company’s European operations. The Company may not be able to complete the components of the restructuring plan on acceptable terms, or at all. It is possible that asset sales may result in amounts realized which differ materially from the balances recorded in the financial statements.

Failure by the Company to achieve its forecast and complete the components of the restructuring plan on acceptable terms would have a material adverse effect on the Company’s financial condition. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

In August 2002, the Company finalized a Senior Credit Facility with its lender group. This facility, including a $71,000 term loan, a $69,000 revolving credit facility, and a $149,900 letter of credit facility, expires on April 30, 2005. The Senior Credit Facility is secured by the assets of the domestic subsidiaries, the stock of the domestic subsidiaries, and, in connection with Amendment No. 3 discussed below, 100% of the stock of the first-tier foreign subsidiaries. The Senior Credit Facility has no scheduled repayments prior to maturity on April 30, 2005. The agreement requires prepayments from proceeds of assets sales, the issuance of debt or equity, and from excess cash flow. The Company retains the first $77,000 of such amounts and also retains a 50% share of the balance. The financial covenants in the agreement commenced at the end of the first quarter 2003 and include a senior leverage ratio and a minimum EBITDA level as described in the agreement, as amended. With the Company’s sale of the Foster Wheeler Environmental Corporation net assets on March 7, 2003, and an interest in a corporate office building on March 31, 2003, the $77,000 threshold was exceeded. Accordingly, a principal prepayment of $1,445 was made on the term loan in the second quarter of 2003.

Amendment No. 1 to the Senior Credit Facility, obtained on November 8, 2002, provides covenant relief of up to $180,000 of gross pre-tax charges recorded by the Company in the third quarter of 2002. The amendment further provides that up to an additional $63,000 in pretax charges related to specific contingencies may be excluded from the covenant calculation through December 31, 2003, if incurred. Through the third quarter of 2003, $31,000 of the contingency risks was favorably resolved, and additional project reserves were established for $31,200 leaving a contingency balance of $800.

Amendment No. 2 to the Senior Credit Facility, entered into on March 24, 2003, modifies (i) certain definitions of financial measures utilized in the calculation of the financial covenants and (ii) the Minimum EBITDA, and Senior Debt Ratio, as specified in section 6.01 of the Senior Credit Facility. In connection with this amendment to the Senior Credit Facility, the Company made a prepayment of principal on the term loan in the aggregate amount of $10,000.

Amendment No. 3 to the Senior Credit Facility, entered into on July 14, 2003, modifies certain affirmative and negative covenants to permit the exchange offers described elsewhere in this report, other internal restructuring transactions as well as transfers, cancellations and setoffs of certain intercompany obligations. In connection with this amendment to the Senior Credit

Facility, the Company agreed to pay a fee equal to 5% of the lenders’ credit exposure, which as of September 26, 2003 was $185,900, if the Company has not made a prepayment of principal under the Senior Credit Facility of $100,000 on or before March 31, 2004.

Holders of the Company’s 6.75% Notes due November 15, 2005 have a security interest in the stock and debt of Foster Wheeler LLC’s subsidiaries and on facilities owned by Foster Wheeler LLC or its subsidiaries that exceed 1% of consolidated net tangible assets, in each case to the extent such stock, debt and facilities secure obligations under the Senior Credit Facility. As permitted by the Indenture, the Term Loan and the obligations under the letter of credit facility (collectively approximating $185,900 at September 26, 2003) have priority to the 6.75% Notes in these assets while the security interest of the 6.75% Notes ranks equally and ratably with $69,000 of revolving credit borrowings under the Senior Credit Facility.

The Company finalized a sale/leaseback arrangement in the third quarter of 2002 for an office building at its corporate headquarters. This capital lease arrangement leases the facility to the Company for an initial non-cancelable period of 20 years. The proceeds from the sale/leaseback were sufficient to repay the balance outstanding under a previous operating financing lease arrangement of $33,000 for a second corporate office building. The long-term capital lease obligation is included in capital lease obligations in the accompanying condensed consolidated balance sheet.

In the third quarter of 2002, the Company entered into a receivables financing facility that matures on August 15, 2005 and is secured by a portion of the Company’s domestic trade receivables. The facility operates through the use of a wholly owned, special purpose subsidiary, Foster Wheeler Funding LLC (“FW Funding”) as described below. FW Funding is included in the condensed consolidated financial statements of the Company.

FW Funding entered into a Purchase, Sale and Contribution Agreement (“PSCA”) on August 15, 2002 with six of the Company’s wholly owned domestic subsidiaries. Pursuant to the PSCA, FW Funding is obligated to purchase eligible trade receivables, as defined in the PSCA, from these companies and these companies are obligated to contribute as capital their ineligible trade accounts receivable as defined in the PSCA. On August 15, 2002, FW Funding also entered into a Loan and Security Agreement with Foothill Capital Corporation and Ableco Finance Corporation LLC. Under this agreement, FW Funding has the ability to borrow up to a maximum of $40,000 using eligible trade accounts receivable as security. FW Funding pays 10% interest on all outstanding borrowings. In addition, FW Funding pays a monthly unused line fee equal to 0.5% per annum of the maximum available amount less the average daily amount of borrowings during the preceding month. The facility is subject to covenant compliance. The financial covenants commenced at the end of the first quarter of 2003 and include a senior leverage ratio and a minimum EBITDA level. Noncompliance with the financial covenants allows the receivable purchaser to terminate the arrangement and accelerate any amounts then outstanding. Although the Company had not received a notice of termination, the Company had been informed by the lender that it believed FW Funding was out of compliance with certain maintenance covenants regarding the nature and amount of domestic receivables. On July 31, 2003, the receivables financing documents were amended to adjust, among other things, certain financial, maintenance and reporting covenants, and to create Foster Wheeler Funding II LLC, a wholly owned special purpose subsidiary, to operate the facility. Foster Wheeler Funding II LLC is included in the condensed consolidated financial statements of the Company.

No borrowings were outstanding under this facility as of September 26, 2003 or December 27, 2002. As of September 26, 2003, Foster Wheeler Funding II LLC held $99,000 of trade accounts receivable, which are included in the condensed consolidated balance sheet.

The Senior Credit Facility, the sale/leaseback arrangement, and the receivables financing arrangement have quarterly debt covenant requirements. Management’s forecast indicates that the Company will be in compliance with the debt covenants throughout 2003 and 2004. However, there can be no assurance that the actual financial results will match the forecasts or that the

Company will not violate the covenants. If the Company violates a covenant under the Senior Credit Facility or the sale/leaseback arrangement, repayment of amounts borrowed under such agreements could be accelerated. Acceleration of these facilities would result in a default under the following agreements: the 6.75% Notes, the Convertible Subordinated Notes, the Preferred Trust Securities, the Subordinated Robbins Facility exit funding obligations, and certain of the special-purpose project debt facilities, which would allow such debt to be accelerated as well. The total amount of the debt that could be accelerated, including the amount outstanding under the Senior Credit Facility, is $915,200 as of September 26, 2003. The Company would not be able to repay amounts borrowed if the payment dates were accelerated. Failure by the Company to repay such amounts would cause the Company to no longer be able to operate as a going concern. The debt covenants and the potential payment acceleration requirements raise substantial doubts about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	Summary of Significant Accounting Policies

The condensed consolidated balance sheet as of September 26, 2003 and the related condensed consolidated statements of operations and comprehensive loss and of cash flows for the nine months ended September 26, 2003 and September 27, 2002, as restated, are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted of normal recurring items except for specific items discussed herein. Interim results are not necessarily indicative of results for a full year.

The condensed consolidated balance sheet as of December 27, 2002 has been derived from the audited consolidated balance sheet. A summary of the Company’s significant accounting policies is presented below. There has been no material change in the accounting policies followed by Foster Wheeler during 2003.

Restatement — In the fourth quarter of 2002, management determined that the liabilities and results of operations associated with one of its postretirement medical benefit plans was not accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) 106, “Employers’ Accounting for Postretirement Benefits Other than Pensions.” The condensed consolidated statement of operations and comprehensive loss for the three and nine-month periods ended September 27, 2002 and the condensed consolidated statement of cash flows for the nine month period ended September 27, 2002 have been restated to account for such benefit plan in accordance with SFAS 106. Also see Note 14.

In addition, the 2002 financial statements have been revised to reflect the cumulative effect of the change in accounting principle for goodwill in accordance with the provisions of SFAS 142, “Goodwill and Other Intangibles.” As permitted by SFAS 142, the Company completed its step two assessment of goodwill impairment on one of its reporting units in the fourth quarter of 2002, resulting in an impairment charge of $77,000. The September 27, 2002 financial statements have been revised in accordance with SFAS 142 to record this charge effective as of the beginning of the year (December 29, 2001), as required.

Principles of Consolidation — The condensed consolidated financial statements include the accounts of Foster Wheeler and all significant domestic and foreign subsidiary companies. All significant intercompany transactions and balances have been eliminated.

Use of Estimates — The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Changes in estimates are reflected in the periods in which they become known. Significant estimates are used when accounting for long-term contracts, customer and vendor claims, depreciation, employee and retiree benefit plans, taxes, asbestos litigation and expected recoveries and contingencies, among others. The Company established a provision for the balance of outstanding commercial claims as of December 27, 2002. The Company revised its estimates of claim revenues to reflect recent adverse recovery experience due to management’s desire to monetize claims, and the poor economic conditions impacting the markets served by the Company. As of December 27, 2002 and September 26, 2003, the Company had recorded commercial claims of $0. In July 2003, a subsidiary of the Company received $23,000 in settlement of a receivable dispute and corresponding claim from a client. A pre-tax gain of $2,500 associated with the claim recovery was recorded in the second quarter of 2003; the cash proceeds were received in the third quarter of 2003. At September 26, 2003 and December 27, 2002, the Company anticipates collection of approximately $7,000 and $9,000, respectively, in requests for equitable adjustments. These amounts relate primarily to a claim against a U.S. Government agency for a project currently being executed. If this claim were to be unsuccessful, the costs would be charged to cost of operating revenues.

Revenue Recognition on Long-term Contracts — Revenues and profits on long-term fixed price contracts are recorded under the percentage of completion method. Progress towards completion is measured using physical completion of individual tasks for all contracts with a value in excess of $5,000. Progress toward completion for fixed priced contracts with a value under $5,000 is measured using the cost-to-cost method.

Revenues and profits on cost-reimbursable contracts are recorded as the costs are incurred. The Company includes flow-through costs consisting of materials, equipment and subcontractor costs as revenue on cost-reimbursable contracts when the Company is responsible for the engineering specifications and procurement for such costs.

Contracts in progress are stated at cost increased for profits recorded on the completed effort or decreased for estimated losses, less billings to the customer and progress payments on uncompleted contracts. Negative balances are presented as “estimated costs to complete long-term contracts.”

The Company has numerous contracts that are in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. However, current estimates are revised as additional information becomes available. If estimates of costs to complete long-term contracts indicate a loss, provision is made currently for the total loss anticipated. The elapsed time from award of a contract to completion of performance may be up to four years.

Claims are amounts in excess of the agreed contract price (or amounts not included in the original contract price) that a contractor seeks to collect from customers or others for delays, errors in specifications and designs, contract terminations, change orders in dispute or unapproved as to both scope and price or other causes of unanticipated additional costs. The Company records claims in accordance with paragraph 65 of the American Institute of Certified Public Accountants Statement of Position 81-1, “Accounting for Performance of Construction–Type and Certain Production–Type Contracts.” This statement of position states that recognition of amounts as additional contract revenue related to claims is appropriate only if it is probable that the claims will result in additional contract revenue and if the amount can be reliably estimated. Those two requirements are satisfied by the existence of all of the following conditions: (i) the contract or other evidence provides a legal basis for the claim; additional costs are caused by circumstances that were unforeseen at the contract date and are not the result of deficiencies in the contractor’s performance; (ii) costs associated with the claim are identifiable or otherwise determinable and are reasonable in view of the work performed; and (iii) the evidence supporting the claim is objective and verifiable. If such requirements are met, revenue from a claim is recorded only to the extent that contract costs relating to the claim have been incurred. Costs attributable to claims are treated as costs of contract performance as incurred. While the Company has established reserves against its commercial claims to bring the net book value of such claims to $0 at September 26, 2003 and December 27, 2002, such claims continue to be pursued and are currently in various stages of negotiation, arbitration and other legal proceedings.

Certain special-purpose subsidiaries in the Energy Group are reimbursed by customers for their costs, including amounts related to principal repayments of non-recourse project debt, for building and operating certain facilities over the lives of the non-cancelable service contracts. The Company records revenues relating to debt repayment obligations on these contracts on a straight-line basis over the lives of the service contracts, and records depreciation of the facilities on a straight-line basis over the estimated useful lives of the facilities, after consideration of the estimated residual value.

Cash and Cash Equivalents — Cash and cash equivalents include highly liquid short-term investments purchased with original maturities of three months or less. Cash and cash equivalents of approximately $349,000 are maintained by foreign subsidiaries as of September 26, 2003. These subsidiaries require a substantial portion of these funds to support their liquidity and working capital needs as well as required minimum capitalization and contractual restrictions. Accordingly, these funds may not be readily available for repatriation to U.S. entities.

Restricted Cash — Restricted cash at September 26, 2003 consists of approximately $3,900 held primarily by special purpose entities and restricted for debt service payments; approximately $41,200 that was required to collateralize letters of credit and bank guarantees, and approximately $4,200 of client escrow funds. Domestic restricted cash totals approximately $4,400 which relates to funds held primarily by special purpose entities and restricted for debt service payments and client escrow funds. Foreign restricted cash totals approximately $44,900 and is comprised of cash collateralized letters of credit and bank guarantees and client escrow funds.

Short-term Investments — Short-term investments consist primarily of certificates of deposit and bonds of foreign governments and are classified as available for sale under SFAS 115 “Accounting for Certain Investments in Debt and Equity Securities.” Realized gains and losses from sales are based on the specific identification method.

Trade Accounts Receivable — In accordance with terms of long-term contracts, certain percentages of billings are withheld by customers until completion and acceptance of the contracts. Final payments of all such amounts withheld might not be received within a one-year period. In conformity with industry practice, however, the full amount of accounts receivable, including such amounts withheld, has been included in current assets.

Accounts and Notes Receivable Other — Non-trade accounts and notes receivable consist primarily of the current portion of the asbestos-related insurance recovery receivable discussed in Note 4 and foreign value added tax receivable.

Land, Buildings and Equipment — Depreciation is computed on a straight-line basis using composite estimated lives ranging from 10 to 50 years for buildings and from 3 to 35 years for equipment. Expenditures for maintenance and repairs are charged to operations. Renewals and betterments are capitalized. Upon retirement or other disposition of fixed assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gains or losses are reflected in earnings.

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 143, “Accounting for Asset Retirement Obligations.” This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this new statement was not material to the Company.

Investments and Advances — The Company uses the equity method of accounting for investment ownership of between 20% and 50% in affiliates unless significant economic considerations indicate that the cost method is appropriate. The equity method is also used for investments in which ownership is greater than 50% when the Company does not have a controlling financial interest. Investment ownership of less than 20% in affiliates is carried at cost. Currently, all of the Company’s significant investments in affiliates that are not consolidated are recorded using the equity method.

Income Taxes — Deferred income taxes are provided on a liability method whereby deferred tax assets/liabilities are established for the difference between the financial reporting and income tax basis of assets and liabilities, as well as operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Investment tax credits are accounted for by the flow-through method whereby they reduce income taxes currently payable and the provision for income taxes in the period the assets giving rise to such credits are placed in service. To the extent such credits are not currently utilized on the Company’s tax return, deferred tax assets, subject to considerations about the need for a valuation allowance, are recognized for the carryforward amounts.

Provision is made for Federal income taxes which may be payable on foreign subsidiary earnings to the extent that the Company anticipates they will be remitted.

Foreign Currency — Assets and liabilities of foreign subsidiaries are translated into U.S. dollars at month-end exchange rates and income and expenses and cash flows at monthly weighted average rates.

The Company enters into foreign exchange contracts in its management of foreign currency exposures related to commercial contracts. Changes in the fair value of derivative contracts that qualify as designated cash flow hedges are deferred until the hedged forecasted transaction affects earnings. Amounts receivable or payable (gains or losses) under foreign exchange hedges are recognized as deferred gains or losses and are included in either contracts in process or estimated costs to complete long-term contracts. The Company utilizes foreign exchange contracts solely for hedging purposes, whether or not they qualify for hedge accounting under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” At September 26, 2003, the Company did not meet the requirements for deferral under SFAS 133 and recorded a loss of $2,800 for the nine months ended September 26, 2003 on derivative instruments. At September 27, 2002, the Company also did not meet the requirements for deferral and recorded a gain of $2,000 for the nine months ended September 27, 2002.

Inventories — Inventories, principally materials and supplies, are stated at the lower of cost or market, determined primarily on the average cost method.

Intangible Assets — Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (goodwill), trademarks and patents. Patents and trademarks are being amortized on a straight-line basis over periods of 12 to 40 years.

Effective December 29, 2001, the Company adopted SFAS 142, “Goodwill and Other Intangible Assets” which supersedes APB Opinion 17, “Intangible Assets.” The statement requires that goodwill and intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment at least annually. The Company tests for impairment at the reporting unit level as defined in SFAS 142. This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. Impairment losses were measured as of December 29, 2001 and recognized as the cumulative effect of a change in accounting principle in 2002. In the first quarter of each year, the Company evaluates goodwill on a separate operating unit basis to assess recoverability, and impairments, if any, are recognized in earnings. SFAS 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” As of September 26, 2003 and December 27, 2002, the Company had unamortized goodwill of $50,700 and $50,200, respectively, all related to the Energy Group. The increase in goodwill is due to foreign currency translation adjustments of $500. In accordance with SFAS 142, the Company is no longer amortizing goodwill. The Company recognized $150,500 of impairment losses in 2002 related to the goodwill as a cumulative effect of a change in accounting principle. Of this total, $24,800 was associated with the Camden waste-to-energy facility and $77,000 was associated with the North American Power unit included in the operations of the Energy Group. The fair value of the facility and the operating unit were estimated using the expected present value of future cash flows. The remaining $48,700 related to Foster Wheeler Environmental Corporation is recorded in the Engineering & Construction Group. (Refer to Note 10 regarding the sale of certain assets of Foster Wheeler Environmental Corporation on March 7, 2003.) An impairment of the goodwill on this subsidiary was determined based upon indications of its market value from potential buyers.

The following table details amounts relating to identifiable intangible assets.

	As of September 26, 2003		As of December 27, 2002

	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Patents	$36,286	$13,342	$35,695	$11,973
Trademarks	61,294	12,810	60,378	11,432

Total	$97,580	$26,152	$96,073	$23,405

Amortization expense related to patents and trademarks for the nine month period ended September 26, 2003 was $2,750. Amortization expense for the comparable period in 2002 was $2,640. Amortization expense is expected to approximate $3,500 each year in the next five years.

Stock Option Plans — Foster Wheeler Ltd. has option plans which reserve shares of common stock for issuance to executives, key employees, and directors. Employees of the Company participate in these plans. Foster Wheeler Ltd. and the Company have adopted the disclosure only provisions of SFAS 123, “Accounting for Stock–Based Compensation”, as amended by SFAS 148, “Accounting for Stock-Based Compensation – Transition and Disclosure.” Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for Foster Wheeler Ltd.’s stock option plans been determined based on the fair value at the grant date for awards in 2003 and 2002 consistent with the provisions of SFAS 123, the Company’s net loss would have been increased to the pro forma amounts indicated in the following chart. The fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model.

	Nine Months Ended

	September 26, 2003	September 27, 2002

Net loss – as reported	$(75,973)	$(413,000)

Deduct: Total stock-based employee
compensation expense determined under
fair value based method for awards, net
of $0 tax	31	3,566

Net loss – pro forma	$(76,004)	$(416,566)

At September 26, 2003, a total of 8,560,251 shares of common stock were reserved for issuance under various stock option plans; of this total, 445,069 shares were not under option.

Reclassifications — Certain prior period amounts have been reclassified to conform to current financial statement presentation. In particular, valuation allowances on accounts receivable trade of $66,561 have been reclassified from estimated costs to complete long-term contracts ($61,561) and advance payments ($5,000) to accounts receivable trade. Accordingly, the accounts receivable trade balance is now presented net of all related reserves.

Recent Accounting Developments — In June 2002, the FASB issued SFAS 145, “Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 rescinds previous statements regarding the extinguishment of debt and amends SFAS 13, “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale/leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale/leaseback transactions. The provisions of SFAS 145 related to the extinguishment of debt are to be applied to fiscal years beginning after May 15, 2002. The provisions of SFAS 145 related to the amendment of SFAS 13 are effective for transactions occurring after May 15, 2002. The adoption of this statement did not have a material impact on the Company.

In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 requires liabilities associated with an exit or disposal activity to be recognized at fair value when the liability is incurred. This contrasts with previous accounting requirements, under which liabilities for exit or disposal activities are recognized at the date of an entity’s commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, although early adoption is permitted. The Company implemented SFAS 146 in the fourth quarter of 2002. In connection with the Company’s exit from the Dansville, NY manufacturing facility, the Company recognized $5,300 as a charge to earnings in 2002 in accordance with this standard.

In December 2002, the FASB issued SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure requirements of SFAS 123 to require prominent disclosures, in both interim and annual financial statements, about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The provisions of this standard relating to the fair value measurements do not affect the Company as it accounts for stock-based employee compensation under the provisions of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” as permitted under SFAS 123. The Company has implemented the disclosure requirements of this standard.

In November 2002, the FASB issued FASB Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The interpretation does not prescribe a specific approach for subsequently measuring the guarantor’s recognized liability over the term of the related guarantee. FIN 45 also incorporates, without change, the guidance in FIN 34, “Disclosure of Indirect Guarantees of Indebtedness of Others”, which is being superseded.

This interpretation does not apply to certain guarantee contracts and the provisions related to recognizing a liability at inception for the fair value of the guarantor’s obligation do not apply to the following:

a. Product warranties;
b. Guarantees that are accounted for as derivatives;
c. Guarantees that represent contingent consideration in a business combination;
d. Guarantees for which the guarantor’s obligations would be reported as an equity item (rather than a liability);
e. An original lessee’s guarantee of lease payments when that lessee remains secondarily liable in conjunction with being relieved from being the primary obligor (that is, the principal debtor) under a lease restructuring;

f. Guarantees issued between either parents and their subsidiaries or corporations under common control; and
g. A parent’s guarantee of a subsidiary’s debt to a third party, and a subsidiary’s guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent.

However, the guarantees described in a. through g. above are subject to the disclosure requirements.

The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements in FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company implemented the disclosure requirements of this interpretation in 2002. The Company implemented the recognition and measurement provisions of the interpretation in the first quarter of 2003.

In March 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” This interpretation requires consolidation by business enterprises of variable interest rate entities which have one or both of the following characteristics:

•   The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interest that will absorb some or all of the expected losses of the entity; and

•   The equity investors lack one or more of the following essential characteristics of a controlling financial interest: a) the direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights; b) the obligation to absorb the expected losses of the entity if they occur, which makes it possible for the entity to finance its activities; and c) the right to receive the expected residual returns of the entity if they occur, which is the compensation for the risk of absorbing the expected loss.

FIN 46 applies immediately to variable interest rate entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. On October 9, 2003, the effective date of FIN 46 for variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003 was deferred until the end of the first interim or annual period ending after December 15, 2003.

The Company is currently assessing the impact of the adoption of this interpretation on entities in which it held a variable interest that it acquired prior to February 1, 2003. The Company did not obtain any interests in variable interest rate entities subsequent to January 1, 2003.

In April 2003, the FASB issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends SFAS 133 for decisions made: (1) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS 133; (2) in connection with the other FASB projects dealing with financial instruments; and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative. The provisions of SFAS 149 are effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of this standard did not impact the Company.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument within its scope as a liability; many of which had been previously classified as equity. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. This statement does not impact the financial instruments issued by the Company prior to May 31, 2003 and there have been no issuances of financial instruments by the Company since that date.

4.	Litigation and Uncertainties

In the ordinary course of business, the Company and its subsidiaries enter into contracts providing for assessment of damages for nonperformance or delays in completion. Suits and claims have been or may be brought against the Company by customers alleging deficiencies in either equipment design or plant construction. Based on its knowledge of the facts and circumstances surrounding such claims and of its insurance coverage for such claims, if any, management of the Company believes that the disposition of such suits will not result in charges against assets or earnings materially in excess of amounts previously provided for in the accounts.

Some of the Company’s subsidiaries, along with many other companies, are co-defendants in numerous lawsuits pending in the United States. Plaintiffs claim damages for personal injury alleged to have arisen from exposure to or use of asbestos in connection with work performed by the Company’s subsidiaries during the 1970’s and prior.

As of September 26, 2003 the Company determined that it is a named defendant in active lawsuits involving approximately 77,700 plaintiffs. It also is a respondent in approximately 70,500 open administrative claims. The total number of open cases involve approximately 148,200 claimants. This number of claims does not include 24,500 claims on inactive, stayed, deferred or similar court dockets in jurisdictions where such dockets have been established for claimants who allege minimal or no impairment.

All of the open administrative claims have been filed under blanket administrative agreements the Company has with various law firms representing claimants and do not specify monetary damages sought. Based on management’s analysis of open lawsuits, approximately 81% do not specify the monetary damages sought or merely recite that the amount of monetary damages sought meets or exceeds the required jurisdictional minimum in the jurisdiction in which suit is filed. Approximately 8% request damages ranging from $10 to $50; approximately 7% request damages ranging from $50 to $1,000; approximately 3% request damages ranging from $1,000 to $10,000; and the remaining 1% request damages ranging from $10,000 to, in a very small number of cases, $50,000.

In all cases requests for monetary damages are asserted against multiple named defendants, typically ranging from 25 to 250, in a single complaint.

As indicated by the foregoing summary, modern pleading practice permits considerable variation in the assertion of monetary damages. This variability, together with the actual experience of resolving hundreds of thousands of claims over an extended period, demonstrates that damages requested in any particular lawsuit or complaint bears little or no relevance to merits or disposition value of a particular case. Rather, the amount potentially recoverable by a specific plaintiff or group of plaintiffs is determined by other factors such as product identification or lack thereof, the severity of the disease alleged, specific defenses available to certain defendants, other potential causative factors and the specific jurisdiction in which the claim is made. Since 1993, the Company has resolved 29% of all claims asserted against it with no payment. Of the remaining 71%, approximately half were resolved administratively for settlements ranging from $0.5 to $100 each. The overall average indemnity cost per closed claim since 1993 was approximately $1.3 and the overall average combined indemnity and defense cost per closed claim since 1993 was approximately $1.7. The other half is pending final resolution.

During the third quarter of 2003, approximately 6,000 new claims were filed and approximately 3,200 were either settled or dismissed without payment. The amount spent on asbestos litigation defense and case resolution, substantially all of which was reimbursed or the Company expects will be reimbursed from insurance coverage was $20,500 in the third quarter of 2003. As of September 27, 2002 there were approximately 132,400 claims pending. During the third quarter of 2002 approximately 12,400 new claims were filed and approximately 1,900 were either settled or dismissed without payment. The amount spent on asbestos litigation defense and case resolution, substantially all of which was reimbursed or the Company expects will be reimbursed from insurance coverage was $9,100 in the third quarter of 2002. The reports of numbers of claims pending in 2001, 2002 and the first and second quarters of 2003, included those claims on inactive, stayed, deferred or similar court dockets which are not counted as pending under the claims reporting methodology currently used by the Company. Of the 24,500 claims not counted as pending, 6,500 are on an inactive docket in Baltimore, Maryland and 18,000 on an inactive docket in the Supreme Court of New York.

Since 1993 the Company’s subsidiaries have received reimbursement for a substantial portion of asbestos defense and indemnity costs incurred with respect to claims filed prior to June 13, 2001. This funding was the result of an agreement the Company’s subsidiaries entered into with Liberty Mutual Insurance Company, certain London Market insurers and others. In the first quarter of 2001 the Company’s subsidiaries received notice from London Market insurers that the agreement was terminated in accordance with its terms, however, funding for claims filed prior to June 12, 2001 continued through the second quarter of 2003. Concurrent with the notice of termination of this funding arrangement, a lawsuit was filed by the London Market insurers seeking a judicial determination as to the respective rights and responsibilities under all of the Company’s subsidiaries’ policies. The lawsuit is pending in the Supreme Court of the State of New York. Although the termination of the previous arrangement delays the ability of the Company’s subsidiaries to get reimbursed on a timely basis for claims filed after June 12, 2001, management expects that the ultimate resolution of the insurance litigation will permit the Company to manage the resolution of such claims without a material adverse impact on the Company’s long-term operations, financial condition or cash flows. In July 2003, several subsidiaries of the Company and Liberty Mutual Insurance Company entered into a settlement and release agreement that resolves the coverage litigation between them and Liberty Mutual. The agreement provides for a buy back of insurance policies and the settlement of all disputes between them and Liberty Mutual with respect to asbestos related claims. The agreement requires Liberty Mutual to make payments over a 19 year period subject to an annual cap that declines over time, into a special account established to pay the Company’s subsidiaries’ indemnity and defense costs for asbestos claims. The Company received in July 2003 an initial payment under the agreement of approximately $6,000 which was used to pay asbestos related defense and indemnity costs on behalf of subsidiaries.

In September 2003, the Company’s subsidiaries entered into a settlement and release agreement that resolves coverage litigation between them and certain London Market and North River

Insurers. This agreement provides for cash payment of $5,925, which has been received by the Company, and additional amounts which have been deposited in a trust for use by the Company’s subsidiaries for defense and indemnity of asbestos claims. The pending litigation and negotiations with other insurers is continuing.

As of September 26, 2003, the Company had recorded a liability related to probable costs on asbestos-related insurance claims of approximately $495,700, of which approximately $35,000 is considered short-term. The Company had recorded an asset of approximately $532,000 relating to probable insurance recoveries of which the Company is awaiting reimbursement of approximately $64,600 as of September 26, 2003. In addition to the $497,000 shown separately in the balance sheet, approximately $35,000 is recorded in accounts and notes receivable. The asset is an estimate of recoveries from insurers based upon assumptions relating to cost allocation and resolution of pending proceedings with certain insurers. The total liability recorded is comprised of an estimated liability relating to open (outstanding) claims of approximately $338,200 and an estimated liability relating to future unasserted claims of approximately $157,500. These estimates are based upon the following information and/or assumptions: number of open claims; forecasted number of future claims; estimated average cost per claim by disease type; and the breakdown of known and future claims into disease type. The total estimated liability includes both the estimate of forecasted indemnity amounts and forecasted defense expenses. The defense costs and indemnity payments are expected to be incurred over the next 15 years during which period new claims are expected to decline from year to year. The Company believes that there will be a substantial reduction in the number of new claims filed after 2018 although there are no assurances this will be correct. The Company periodically updates its forecasts of estimated future costs and insurance recoveries to take into consideration its experience and other considerations such as legislation. Historically, the Company’s defense costs have represented approximately 24% of total costs. Through September 26, 2003, total indemnity costs paid were approximately $337,200 and total defense costs paid were approximately $106,500.

As of September 26, 2003, $373,000 of the $532,000 asset was contested by the Company’s insurers in ongoing litigation. The litigation relates to the proper allocation of the coverage liability among the Company’s various insurers and the Company as self-insurer. The Company believes that any amounts that its subsidiaries might be allocated as self-insurer would be immaterial. Based on the nature of the litigation and opinions received from outside counsel, the Company also believes that the possibility of not recovering the full amount of the asset is remote.

The average cost per closed claim since 1993 is $1.7. In view of the many uncertainties associated with asbestos bodily injury claims, the Company believes that the average cost may increase in the future.

The Company’s management, after consultation with counsel, has considered the litigation with the insurers described above, and the financial viability and legal obligations of the insurance carriers and believes that except for those insurers that have become or may become insolvent, the insurers or their guarantors should continue to adequately fund claims and defense costs relating to asbestos litigation. It should be noted that the estimate of the assets and liabilities related to asbestos claims and recovery is subject to a number of uncertainties that may result in significant changes in the current estimates. Among these are uncertainties as to the ultimate number of claims filed, the amounts of claim costs, the impact of bankruptcies of other companies currently involved in litigation, uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, as well as potential legislative changes.

The Company’s subsidiaries have been effective in managing the asbestos litigation in part because (1) the Company’s subsidiaries have access to historical project documents and other business records going back more than 50 years, allowing them to defend themselves by determining if they were present at the location that is the cause of the alleged asbestos claim and, if so, the timing and extent of their presence, (2) the Company’s subsidiaries maintain good records on insurance policies and have identified policies issued since 1952, and (3) the Company’s subsidiaries have consistently and vigorously defended these claims which has resulted in dismissal of claims that are without merit or settlement of claims at amounts that are considered reasonable.

A subsidiary of the Company in the United Kingdom (“UK”) has also received a limited number of claims alleging personal injury arising from exposure to asbestos. None of these claims have resulted in material costs to the Company.

A San Francisco, California jury returned a verdict on March 26, 2002 finding Foster Wheeler liable for $10,600 in the case of Todak vs. Foster Wheeler Corporation. The case was brought against Foster Wheeler, the U.S. Navy and several other companies by a 59-year-old man suffering from mesothelioma which allegedly resulted from exposure to asbestos. The case has been amicably resolved by the parties and the appeal of the verdict has been dismissed. The terms of the settlement are confidential. The Company’s financial obligation was covered by insurance.

On April 3, 2002 the United States District Court for the Northern District of Texas entered an amended final judgment in the matter of Koch Engineering Company et al vs. Glitsch, Inc. et al. Glitsch, Inc. (now known as Tray, Inc.) is an indirect subsidiary of the Company. This lawsuit claimed damages for patent infringement and trade secret misappropriations and has been pending for over 18 years. A judgment was entered in this case on November 29, 1999 awarding plaintiffs compensatory and punitive damages plus prejudgment interest in an amount to be calculated. This amended final judgment in the amount of $54,283 included interest for the period beginning in 1983 when the lawsuit was filed through entry of judgment. Post-judgment interest would have accrued at a rate of 5.471% per annum from November 29, 1999. The management of Tray, Inc. believed that the Court’s decision contained numerous factual and legal errors subject to reversal on appeal. Tray, Inc. filed a notice of appeal to the United States Court of Appeals for the Fifth Circuit. On April 7, 2003, Tray, Inc. filed for bankruptcy. In the third quarter of 2003, the parties amicably resolved the case. Management assessed the liability associated with this legal proceeding and determined that the previously recorded provision in the financial statements for this liability was adequate to address the terms of the settlement.

In 1997, the United States Supreme Court effectively invalidated New Jersey’s long-standing municipal solid waste flow rules and regulations. The immediate effect was to eliminate the guaranteed supply of municipal solid waste to the Camden County Waste-to-Energy Project (the “Project”) with its corresponding tipping fee revenue. As a result, tipping fees have been reduced to market rate in order to provide a steady supply of fuel to the Project. Those market-based revenues have not been, and are not expected to be, sufficient to service the debt on outstanding bonds which were issued to construct the Project and to acquire a landfill for Camden County’s use.

The Company’s project subsidiary, Camden County Energy Recovery Associates, LP (“CCERA”), has filed suit against the involved parties, including the State of New Jersey, seeking among other things to void the applicable contracts and agreements governing the Project (Camden County Energy Recovery Assoc. vs. N.J. Department of Environmental Protection, et al., Superior Court of New Jersey, Mercer County, L-268-98). Since 1999, the State of New Jersey has provided subsidies sufficient to ensure the payment of each of the Project’s debt service payments as it became due. In January 2002, the State of New Jersey enacted legislation providing a mechanism for state-supported refinancing of bond debt on solid waste facilities located within the state. The legislation expired on December 31, 2002, without any refinancing having been accomplished. Press reports indicate that it is unlikely that any state-supported refinancing will occur in the near future, but those same reports include statements by state officials that the State will continue to ensure that debt service payments are made when due.

The bonds outstanding on the Camden Project are public debt, not debt of either the Company or CCERA, and the bonds are not guaranteed by the Company. If the State were to fail to subsidize the debt service, and there were to be a default on a debt service payment, the bondholders might proceed to attempt to exercise their remedies.

At this time, management cannot determine the ultimate outcome of the foregoing and the potential effects on CCERA and the Project. However, management believes that pending the conclusion of the foregoing litigation, the Project will continue to operate at full capacity receiving market rates for waste disposal and generating sufficient revenues to pay CCERA its service fee. Because the debt outstanding on the Camden Project is not CCERA’s, and is not secured by CCERA’s plant, the Company’s management does not believe that an attempt by the bondholders to exercise their remedies would have a material adverse effect on CCERA or the Company.

Under U.S. Federal statutes, such as the Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Clean Air Act, and similar state and local laws, the current owner or operator of real property and the past owners or operators of real property (if disposal or release took place during such past ownership or operation) may be jointly and severally liable for the costs of removal or remediation of toxic or hazardous substances on or under their property, regardless of whether such materials were released in violation of law or whether the owner or operator knew of, or was responsible for, the presence of such substances, and are subject to additional liabilities if they do not comply with applicable laws regulating such hazardous substances. In either case, such liabilities can be substantial. Moreover, under CERCLA and similar state laws, persons who arrange for the disposal or treatment of hazardous or toxic substances may also be jointly and severally liable for the costs of the removal or remediation of such substances at a disposal or treatment site, whether or not such site was owned or operated by such person (“off-site facility”). Liability at such off-site facilities is typically allocated among all of the viable responsible parties based on such factors as the relative amount of waste contributed to a site, toxicity of such waste, relationship of the waste contributed by a party to the remedy chosen for the site, and other factors.

The Company currently owns and operates industrial facilities and has also transferred its interests in industrial facilities that it formerly owned or operated. It is likely that as a result of its current or former operations, such facilities have been impacted by hazardous substances. The Company is not aware of any conditions at its currently owned facilities in the United States that it expects will cause the Company to incur material costs.

The Company also may receive claims, pursuant to indemnity obligations from owners of recently sold facilities that may require the Company to incur costs for investigation and/or remediation. Based on the available information, the Company does not believe that such costs will be material. No assurance can be provided that the Company will not discover environmental conditions at its currently owned or operated properties, or that additional claims will not be made with respect to formerly owned properties, requiring the Company to incur material expenditures to investigate and/or remediate such conditions.

The Company had been notified that it was a potentially responsible party (“PRP”) under CERCLA or similar state laws at three off-site facilities, excluding sites as to which the Company has resolved its liability. At each of these sites, the Company’s liability should be substantially less than the total site remediation costs because the percentage of waste attributable to the Company compared to that attributable to all other PRPs is low. The Company does not believe that its share of cleanup obligations at any of the off-site facilities as to which it has received a notice of potential liability will exceed $500 in the aggregate.

The Company’s project claims have increased as a result of the increase in lump-sum contracts between the years 1992 and 2000. Project claims are claims brought by the Company against project owners for costs exceeding the contract price or amounts not included in the original contract price. These claims typically arise from changes in the initial scope of work or from owner-caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner-caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional works, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. The Company has used significant additional working capital in projects with costs overruns pending the resolution of the relevant project claims. The Company cannot assure that project claims will not continue in the future.

The Company established a provision for the balance of outstanding commercial claims as of December 27, 2002 to bring the net book value of such claims to $0. At that time, the Company revised its estimates of claim revenues to reflect recent adverse recovery experience due to management’s desire to monetize claims, and the poor economic conditions impacting the markets served by the Company. The Company continues to pursue these claims, but there can be no assurance that it will recover the full amount of the claims, or anything at all.

The Company also faces a number of counterclaims brought against it by certain project owners in connection with several of the project claims described above. If the Company were found liable for any of these counterclaims, it would have to incur write-downs and charges against earnings to the extent a reserve is not established. Failure to recover amounts under these claims and charges related to counterclaims could have a material adverse impact on the Company’s liquidity and financial condition.

The ultimate legal and financial liability in respect to all claims, lawsuits and proceedings cannot be estimated with certainty. As additional information concerning the estimates used become known, the Company reassesses its position both with respect to gain contingencies and accrued liabilities and other potential exposures. Estimates that are particularly sensitive to future change relate to legal matters, which are subject to change as events evolve and as additional information becomes available during the administration and litigation process. Increases in the number of claims filed or costs to resolve those claims will cause the Company to increase further the estimates of the costs associated with such claims and could have a material adverse effect on the business, financial condition, results of operations, and cash flows.

5.	Changes in Member’s Deficit

Changes in member’s equity/(deficit) for the nine months ended September 26, 2003 were as follows:

	Membership Interest and Contributed Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Member’s Deficit

Balance December 27, 2002	$242,490	$(653,669)	$(369,438)	$(780,617)
Net loss		(75,973)		(75,973)
Other	123			123
Minimum pension liability adjustment,
net of $0 tax benefit			(13,511)	(13,511)
Foreign currency translation adjustment			(1,131)	(1,131)

Balance September 26, 2003	$242,613	$(729,642)	$(384,080)	$(871,109)

6.	Major Business Groups

Management uses several financial metrics to measure the performance of the Company’s business segments. EBITDA, as defined in Note 2, is the primary financial measure used by the Company’s chief decision makers. Previously, gross margin, which is equal to operating revenues less cost of operating revenues, was considered the primary financial measure.

	Engineering and Construction	Energy Group	Corporate and Financial Services	Total

For the Nine Months Ended September 26, 2003
Third party revenue	$1,579,998	$1,052,893	$9,981	$2,642,872
Intercompany revenue	7,507	4,206	(11,713)	—

Total revenue	$1,587,505	$1,057,099	$(1,732)	$2,642,872

EBITDA	$43,729	$89,841	$(92,169)	$41,401
Less: Interest expense *	(1,241)	14,293	57,522	70,574
Less: Depreciation and amortization	7,697	16,408	3,016	27,121

(Loss)/earnings before income taxes	37,273	59,140	(152,707)	(56,294)
Income taxes/(benefits)	9,848	21,071	(11,240)	19,679

Net (loss)/earnings	$27,425	$38,069	$(141,467)	$(75,973)

For the Nine Months Ended September 27, 2002
(Restated, See Note 3)
Third party revenue	$1,435,361	$1,130,870	$12,886	$2,579,117
Intercompany revenue	8,472	24,232	(32,704)	—

Total revenue	$1,443,833	$1,155,102	$(19,818)	$2,579,117

EBITDA	$(11,379)	$(25,436)	$(99,271)	$(136,086)
Less: Interest expense *	(1,554)	16,747	45,907	61,100
Less: Depreciation and amortization	11,546	31,450	3,439	46,435

Loss before income taxes	(21,371)	(73,633)	(148,617)	(243,621)
Income taxes/(benefits)	(12,267)	(31,291)	62,437	18,879

Net loss before cumulative effect of a change in
accounting principle for goodwill	(9,104)	(42,342)	(211,054)	(262,500)
Cumulative effect on prior years of a change in
accounting principle for goodwill, net of $0 tax	(48,700)	(101,800)	—	(150,500)

Net loss	$(57,804)	$(144,142)	$(211,054)	$(413,000)

Total Assets	September 26, 2003		December 27, 2002

E&C Group	$1,016,942		$1,100,401
Energy Group	1,412,399		1,431,211
Corporate and Financial Services	168,039		311,046

Total	$2,597,380		$2,842,658

*	Includes dividends on Preferred Trust Securities.

Operating revenues by industry segment for the nine month periods ending September 26, 2003 and September 27, 2002, respectively, were as follows:

Operating revenues by industry segment: for nine months periods:

	Nine Months Ended

	September 26, 2003	September 27, 2002

Power	$1,152,772	$1,197,910
Oil and gas/refinery	846,954	615,682
Pharmaceutical	239,151	294,239
Chemical	173,522	114,953
Environmental	112,303	251,412
Power production	95,006	104,183
Eliminations and other	(26,805)	(39,567)

	$2,592,903	$2,538,812

7.	Equity Interests

The Company owns a non-controlling equity interest in three cogeneration projects and one waste-to-energy project; three of which are located in Italy and one in Chile. Two of the projects in Italy are each 42% owned while the third is 49% owned by the Company. While the project in Chile is 85% owned by the Company, the Company does not have a controlling interest in the Chilean project under the terms of the partnership agreement. Following is summarized financial information for the Company’s equity affiliates combined, as well as the Company’s interest in the affiliates.

	September 26, 2003		December 27, 2002

	Italian Projects	Chilean Project	Italian Projects	Chilean Project

Balance Sheet Data:
Current assets	$88,506	$15,485	$80,966	$22,352
Other assets (primarily buildings
and equipment)	383,144	210,103	344,993	218,990
Current liabilities	45,949	13,675	20,665	14,748
Other liabilities (primarily long-
term debt)	354,638	143,333	344,148	152,949
Net assets	71,063	68,580	61,146	73,645

	September 26, 2003		September 27, 2002

	Italian Projects	Chilean Project	Italian Projects	Chilean Project

Income Statement Data for nine months:
Total revenues	$150,408	$28,757	$138,121	$28,869
Gross earnings	38,083	15,587	35,399	15,493
Income before income taxes	18,673	7,948	21,277	7,461
Net earnings	12,651	6,273	12,598	6,192

As of September 26, 2003, the Company’s share of the net earnings and investment in the equity affiliates totaled $10,837 and $89,826, respectively. Dividends of $7,953 were received during the first nine months of 2003. The Company has guaranteed certain performance obligations of these projects. The Company’s average contingent obligations under these guarantees are approximately $2,800 per year for the four projects in total. The Company has provided a $10,000 debt service reserve letter of credit providing liquidity should the performance of the project be insufficient to cover the debt service payments. No amount has been drawn under the letter of credit.

8.	Guarantees

The Company has provided indemnifications to third parties relating to businesses and/or assets the Company previously owned. Such indemnifications relate primarily to potential environmental and tax exposures for activities conducted by the Company prior to selling these businesses or assets.

	Maximum Potential Payment	Carrying Amount of Liability

Environmental indemnifications	No limit	$5,800
Tax indemnifications	No limit	$0

The Company provides for make good/warranty reserves on certain of its long-term contracts. Generally, these reserves are accrued over the life of the contract so that a sufficient balance is maintained to cover the exposures at the conclusion of the contract.

Balance as of December 27, 2002	$81,900
Accruals	40,700
Settlements	(5,400)
Adjustments to provisions	(10,800)

Balance as of September 26, 2003	$106,400

9.	Income Taxes

The difference between the statutory and effective tax rate in 2003 and 2002 is predominately due to domestic and certain foreign pretax losses for which no income tax benefit was claimed. The provisions of SFAS 109 prohibit the Company from recording domestic and certain foreign tax benefits due to the cumulative losses incurred domestically and in certain international tax jurisdictions in the three years ending December 27, 2002. Accordingly, the tax provision recorded on the pre-tax loss for the nine months ended September 26, 2003 and September 27, 2002, represents primarily foreign taxes from operations located in Europe, which generate taxable income which cannot be used to reduce losses incurred in other tax jurisdictions.

10.	Sale of Foster Wheeler Environmental Corporation Assets

On March 7, 2003, the Company sold certain assets of its wholly owned subsidiary, Foster Wheeler Environmental Corporation, for approximately $72,000. Additionally, approximately $8,000 of cash on hand was retained by Foster Wheeler at the time of the sale.

The sales proceeds were subject to adjustment based on a net worth calculation to be finalized subsequent to the sale. The net worth calculation was finalized in the third quarter of 2003 and resulted in an agreement by the Company to refund to the buyer $4,500 of the sales proceeds. The Company paid $2,000 in the third quarter of 2003 and will pay $1,000 in November 2003 and $1,500 in February 2004. The net worth agreement had no impact on the pre-tax gain previously disclosed and noted below.

Net assets sold of approximately $57,000 essentially consisted of government and commercial contracts. The Company recorded a pre-tax gain on the asset sale of $15,300.

11.	Benefit Plans

On April 10, 2003, the Board of Directors approved changes to the Company’s domestic employee benefits program, including the pension, postretirement medical, and 401(k) plans. The changes were made following an independent review of the Company’s domestic employee benefits which assessed the Company’s benefit program against that of the marketplace and its competitors.

The principal changes consist of the following: the pension plan was frozen as of May 31, 2003, which means participants will not be able to increase the amount earned under the terms of the plan; the postretirement medical plan was frozen and will be available on a subsidized premium basis only to currently active employees who reached the age of forty on May 31, 2003; and the 401(k) plan was enhanced to increase the level of employer matching contribution. The net effect of these changes is expected to positively impact the financial condition of the Company through reduced costs and reduced cash outflow in future years. A net curtailment gain on the domestic pension plans of $1,700 was recorded in the second quarter of 2003. This gain was offset by increases in the net periodic pension cost due to decreases in the discount rate and retiree legacy costs of $4,300.

The Company froze the Supplemental Employee Retirement Plan (“SERP”) and, in April 2003, issued letters of credit totaling $2,424 to certain employees to support its obligations under the SERP. A curtailment charge of approximately $3,000 and service and interest cost of approximately $500 were recorded in the second quarter relating to the freezing of the SERP.

Updated actuarial valuations were performed due to the foregoing changes and resulted in an additional minimum pension liability which was recorded as a charge to member’s deficit of $13,511 in the second quarter of 2003.

12.	Impairment Loss

In the third quarter of 2003, the Company recorded an impairment loss of $15,100 for a domestic corporate office building held for sale. The adjusted carrying value of the building of $16,800 is included in land, buildings and equipment in the condensed consolidated balance sheet.

13.	Subsequent Events

On October 2, 2003, the Company completed the sale of its Hudson Falls waste-to-energy facility. In connection with the transaction, the Company received $6,000 in proceeds and removed approximately $48,900 of non-recourse debt from its balance sheet in the fourth quarter of 2003. The Company took a charge of $35,500 in 2002 on the anticipated sale of the facility. The sale resulted in a gain of approximately $4,000.

14.	Restatement

In the fourth quarter of 2002, management determined that the liabilities and results of operations associated with one of the Company’s postretirement medical benefit plans were not accounted for in accordance with SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The Company’s condensed consolidated statement of operations and comprehensive loss for the three and nine month periods ended September 27, 2002 and the condensed consolidated statement of cash flows for the nine-month period ended September 27, 2002 have been revised to account for the results of operations associated with this benefit plan in accordance with the provisions of SFAS 106.

The September 27, 2002 financial statements have also been revised to reflect the cumulative effect of the change in accounting principle for goodwill of $150,500 recorded by the Company in connection with its adoption of SFAS 142, an increase of $77,000 over what had been previously reported. As permitted by SFAS 142, the Company completed its step two assessment of goodwill impairment on one of its reporting units in the fourth quarter of 2002, resulting in an impairment charge of $77,000. The September 27, 2002 financial statements have been revised in accordance with SFAS 142 to record this charge effective as of the beginning of the year (December 29, 2001), as required.

A summary of the effects of the restatement on the Company’s condensed consolidated statement of operations and comprehensive loss is as follows. There is no tax effect on the adjustments as the Company cannot currently record tax benefits under the provisions of SFAS 109.

Statement of Operations and Comprehensive Loss	Nine Months Ended September 27, 2002 As Reported	Nine Month Ended September 27, 2002 Restated

Other deductions and minority interest	$129,224	$130,424

Loss before income taxes	$(242,421)	$(243,621)

Net loss prior to cumulative effect of
a change in accounting principle	$(261,297)	$(262,500)

Cumulative effect on prior years of
a change in accounting principle for
goodwill, net of $0 tax	$(73,500)	$(150,500)

Net loss	$(334,800)	$(413,000)